EXHIBIT 99

FOR IMMEDIATE RELEASE

TRISTATE CAPITAL REPORTS THIRD QUARTER 2013 FINANCIAL RESULTS

PITTSBURGH, Oct. 23, 2013 - TriState Capital Holdings, Inc. (NASDAQ:TSC) today reported steady and profitable growth in loan production and pre-tax pre-provision net revenue, as well as continued efficiency improvement, for the third quarter of 2013.

The holding company for TriState Capital Bank earned net income of $1.3 million in the third quarter of 2013, compared to $3.9 million in the second quarter of this year and $3.0 million in the third quarter of 2012.

The Pittsburgh-based commercial bank with representative offices in Philadelphia, Cleveland, Princeton, N.J., and New York City posted earnings per diluted share of $0.05 for the third quarter of 2013, compared to $0.15 for the second quarter of this year and $0.11 for the third quarter of 2012. EPS for the three months ended Sept. 30, 2013 reflected TriState Capital’s 29.1 million average diluted shares outstanding in the period, compared to 26.0 million in the second quarter of this year and 20.2 million in the third quarter of 2012, given to the company’s May 2013 initial public offering of common stock.

Third quarter 2013 net income was impacted by an increase of provision expense due to a single nonperforming loan. Provision expense was $4.9 million, or 1.11% annualized of average total loans in the third quarter of 2013, compared to $671,000, or 0.16% annualized in the second quarter of this year and $1.5 million, or 0.38% annualized in the third quarter of 2012. Provision expense trends remain consistent with the bank’s average provision of 0.49% of average total loans since 2010.

Pre-tax, pre-provision net revenue grew to $6.9 million in the third quarter of 2013, an increase of 3.7% over $6.6 million in the second quarter of this year and 9.6% over $6.3 million in the third quarter of 2012.

“While we’re clearly disappointed by the negative impact of one significant write down, it represented a specific loan that we addressed promptly, while maintaining strong asset quality overall,” Chief Executive Officer James F. Getz said. “We continue to profitably grow loans and deposits from our expanding client base, and we’re pleased with the pace of new commercial customer acquisition across the markets we serve, as well as the build out of our national private banking business, both of which are designed to continue driving superior balance sheet growth over the short- and long-terms.”

THIRD QUARTER 2013 HIGHLIGHTS

•
Maintained strong asset quality at September 30, 2013, with non-performing assets (NPAs) to total assets of 0.99%, net charge offs (NCOs) to average total loans of 0.98%, and allowance for loan losses to total loans of 1.03%.

•	Special mention, substandard and doubtful (criticized and classified) loans represented 3.14% of total loans at Sept. 30, 2013, compared to 2.90% at June 30, 2013 and 3.79% at Sept. 30, 2012.

•	Grew loans 7.3%, annualized, from the linked second quarter of 2013 and 9.3% from the year-ago third quarter of 2012.

•	Increased pre-tax, pre-provision net revenue 3.7% from the linked quarter and 9.6% from the year-ago quarter.

•	Lowered non-interest expense to 1.81% of average assets on an annualized basis, from 1.84% in the linked quarter and 2.00% in the year-ago quarter.

THIRD QUARTER 2013 RESULTS
For the three months ended Sept. 30, 2013, TriState Capital grew total revenues to $16.9 million, an increase of 1.8% over $16.6 million in the linked second quarter of 2013 and 3.8% over $16.3 million in the year-ago third quarter of 2012.

Third quarter 2013 net interest income grew to $15.8 million, an increase of 3.2% from $15.3 million in the linked quarter and 6.4% from $14.8 million in the year-ago quarter, primarily as a result of continued expansion of interest-earning assets driven by steady loan growth. Cost of funds declined to 55 basis points in the third quarter of 2013, compared to 62 basis points in the linked quarter and 76 basis points in the year-ago quarter.

In the third quarter of 2013, TriState Capital’s net interest margin (NIM) increased by 2 basis points to 2.93%, compared to 2.91% in the linked quarter. The increase in NIM was primarily the result of the 7 basis point decline in funding costs from the second quarter, which more than offset a 4 basis point decrease in the yield on interest earning assets. Third quarter 2012 NIM was 3.04%.

Non-interest income for the three months ended Sept. 30, 2013 totaled $1.1 million. Linked quarter non-interest income totaled $1.3 million. Year-ago quarter non-interest income totaled $1.5 million.

The company’s efficiency ratio was 59.30% in the third quarter of 2013, compared to 60.04% in the linked quarter and 61.44% in the year-ago quarter. Non-interest expense totaled $10.0 million, or 1.81% of average assets on an annualized basis, in the third quarter of 2013, compared to $10.0 million, or 1.84%, in the linked quarter and $10.0 million, or 2.00%, in the year-ago quarter.

ASSET QUALITY
TriState Capital’s $4.2 million increase in provision, from the second to third quarters of 2013, was due to the move of a credit in the bank’s commercial and industrial loan portfolio to non-performing status and subsequent deterioration in the credit. The borrower is a U.S. defense contractor that was impacted by the Federal government sequester. The loan was previously a performing credit for more than four years. Due to financial results identified during the third quarter, the credit was rated as a substandard credit and assigned a reserve in August. Subsequently, on Oct. 8, the borrower filed for bankruptcy protection which led the bank to classify the loan as non-performing and to take a charge-off, effective Sept. 30. The bank believes it has adequately reserved for this problem credit.

Overall, strong asset quality measures in the third quarter of 2013 continued to reflect TriState Capital’s disciplined underwriting and risk management, with NPAs representing 0.99% of total assets at Sept. 30, 2013. NPAs measured 0.93% as of June 30, 2013 and 0.69% as of Sept. 30, 2012. Annualized NCOs to average loans for the third quarter of 2013 was 0.98% compared to 0.13% in the linked quarter and 0.00% for the third quarter of last year.

The allowance for loan losses to total loans was 1.03% as of Sept. 30, 2013, compared to 1.02% as of June 30, 2013 and 1.18% as of Sept. 30, 2012. The allowance for loan losses to non-performing loans measured 84.83% at the end of the third quarter, compared to 87.59% and 137.73% at the end of the linked and prior year quarters, respectively.

BALANCE SHEET GROWTH
Continued loan growth in the third quarter of 2013 reflected steady execution of TriState Capital’s strategic plan to expand lending to private banking and business banking clients with excellent credit quality characteristics. The average loan balance grew 5.7% annualized, to $1.8 billion for the three months ended Sept. 30, 2013, from $1.7 billion in the linked quarter. The average loan balances grew 10.1% from $1.6 billion for the twelve months ended Sept. 30, 2013.

Across the entire loan portfolio, the rate of growth from June 30 to Sept. 30, 2013 was 7.3%, annualized, and 9.3% from Sept. 30, 2012. Middle-market banking channel loans were $1.3 billion at Sept. 30 and June 30, 2013, compared to $1.2 billion at Sept. 30, 2012. Private banking channel loans at Sept. 30, 2013 grew to $508.5 million from $480.2 million at June 30, 2013 and $376.2 million at Sept. 30, 2012.

Loan growth more than offset pay downs, including a single $18.0 million private banking channel loan that was paid off in the third quarter of 2013.

TriState Capital remains very well positioned to profit significantly from a rising interest-rate environment, and the bank continues to manage a highly asset-sensitive balance sheet. At Sept. 30, 2013, 83% of TriState Capital’s loans and 45% of its securities portfolio were floating rate. In addition, 44% of deposits were fixed-rate time deposits.

Deposits grew 1.2%, annualized, during the third quarter and 6.1% from Sept. 30, 2012 to $1.9 billion at Sept. 30, 2013.

CAPITAL STRENGTH
TriState Capital’s consistent earnings power, in addition to its successful initial public offering, continued to support capital ratios in excess of the highest required regulatory benchmark levels. As of Sept. 30, 2013, TriState Capital’s tier 1 leverage ratio was 13.23% and the ratio of tangible equity to tangible assets was 13.13%. Upon completion of the company’s quarterly regulatory filings for the period ended Sept. 30, 2013, TriState Capital expects its tier 1 risk-based capital and total risk-based capital ratios to be in excess of 13.0% and 14.0%, respectively.

CONFERENCE CALL
As previously announced, TriState Capital will hold a conference call to review its financial results and operating performance.

The live conference call on Oct. 24 will be held at 8:30 a.m. ET and may be accessed by dialing 888-317-6016 from the United States, 855-669-9657 from Canada or 412-317-6016 from other international locations. Participants should dial in at least 10 minutes prior to the call and request the “TSC Conference Call.”

A replay of the call will be available from approximately 12 p.m. ET on October 24 through 9 a.m. ET on November 18, 2013. The replay may be accessed by dialing 877-344-7529 from the United States or 412-317-0088 from other locations and entering the conference number 10034639.

ABOUT TRISTATE CAPITAL
TriState Capital Holdings, Inc. is the registered bank holding company for TriState Capital Bank, a commercial bank serving middle-market businesses and high-net-worth individuals. Headquartered in Pittsburgh, Pa., TriState Capital has representative offices in Philadelphia, Cleveland, Princeton, N.J., and New York City, and serves private banking clients nationwide. Established in 2007, TriState Capital had assets of approximately $2.2 billion as of Sept. 30, 2013. For more information, please visit www.tristatecapitalbank.com.

FORWARD LOOKING STATEMENTS
This press release includes “forward-looking” statements related to TriState Capital that can generally be identified as describing TriState Capital’s future plans, objectives or goals. Such forward-looking statements are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the factors that could affect TriState Capital’s future results, please see the company’s prospectus filed as part of a Registration Statement on Form S-1, as well as its most-recent quarterly report filed on Form 10-Q.

NON-GAAP FINANCIAL DISCLOSURES
This news release contains financial information determined by methods other than in accordance with U.S. generally accepted accounting principles (“GAAP”). Although TriState Capital believes non-GAAP financial measures provide a greater understanding of its business, these measures are not necessarily comparable to similar measures that may be presented by other companies. These disclosures should not be viewed as a substitute for financial measures determined in accordance with GAAP. Where non-GAAP disclosures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found within this news release and accompanying tables.

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MEDIA CONTACTS
Jack Horner
267-932-8760, ext. 302
412-600-2295 (mobile)
jack@hornercom.com

Mike Gross
267-932-8760, ext. 310
856-628-6169 (mobile)
mike@hornercom.com

INVESTOR RELATIONS CONTACT
Brian Fetterolf
412-304-0451
investorrelations@tscbank.com

TRISTATE CAPITAL HOLDINGS, INC.
SELECTED FINANCIAL HIGHLIGHTS (UNAUDITED)

	As of and For the Three Months Ended			As of and For the Nine Months Ended
(Dollars in thousands,	September 30,	June 30,	September 30,	September 30,	September 30,
except per share and share data)	2013	2013	2012	2013	2012
Period-end balance sheet data:
Cash and cash equivalents	$139,841	$159,231	$177,014	$139,841	$177,014
Total investment securities	239,406	255,304	195,869	239,406	195,869
Total loans	1,766,504	1,734,565	1,615,540	1,766,504	1,615,540
Allowance for loan losses	(18,281)	(17,708)	(19,001)	(18,281)	(19,001)
Total loans, net of allowance for loan losses	1,748,223	1,716,857	1,596,539	1,748,223	1,596,539
Other assets	73,427	72,418	57,842	73,427	57,842
Total assets	$2,200,897	$2,203,810	$2,027,264	$2,200,897	$2,027,264

Total deposits	1,878,694	$1,873,150	$1,769,888	1,878,694	$1,769,888
Borrowings	20,000	20,000	25,000	20,000	25,000
Other liabilities	13,137	22,747	16,286	13,137	16,286
Total liabilities	1,911,831	1,915,897	1,811,174	1,911,831	1,811,174

Preferred stock - Series C (convertible)	—	—	46,011	—	46,011
Common shareholders' equity	289,066	287,913	170,079	289,066	170,079
Total shareholders' equity	289,066	287,913	216,090	289,066	216,090

Total liabilities and shareholders' equity	$2,200,897	$2,203,810	$2,027,264	$2,200,897	$2,027,264

Income statement data:
Interest income	$18,384	$18,183	$18,146	$53,966	$52,427
Interest expense	2,612	2,899	3,327	8,566	10,362
Net interest income	15,772	15,284	14,819	45,400	42,065
Provision for loan losses	4,911	671	1,537	7,714	5,161
Net interest income after provision for loan losses	10,861	14,613	13,282	37,686	36,904
Non-interest income:
Non-interest income (excluding net gain on sale of investment securities available-for-sale)	1,118	1,304	1,446	3,426	3,965
Net gain on sale of investment securities available-for-sale	—	—	99	784	1,114
Total non-interest income	1,118	1,304	1,545	4,210	5,079
Non-interest expense	10,016	9,960	9,994	29,604	28,008
Income before tax	1,963	5,957	4,833	12,292	13,975
Income tax expense	633	2,085	1,881	4,235	5,259
Net income	$1,330	$3,872	$2,952	$8,057	$8,716
Preferred stock dividends and discount amortization on Series A and B	—	—	760	—	1,525
Net income available to common shareholders	$1,330	$3,872	$2,192	$8,057	$7,191
Total revenue (1)	$16,890	$16,588	$16,265	$48,826	$46,030
Pre-tax, pre-provision net revenue (1)	$6,874	$6,628	$6,271	$19,222	$18,022

(1)
These measures are not measures recognized under GAAP and are therefore considered to be non-GAAP financial measures. See “Non-GAAP Financial Measures” for a reconciliation of these measures to their most directly comparable GAAP measures.

TRISTATE CAPITAL HOLDINGS, INC.
SELECTED FINANCIAL HIGHLIGHTS (UNAUDITED)

	As of and For the Three Months Ended			As of and For the Nine Months Ended
(Dollars in thousands,	September 30,	June 30,	September 30,	September 30,	September 30,
except per share and share data)	2013	2013	2012	2013	2012
Per share and share data:
Earnings per share:
Basic	$0.05	$0.15	$0.11	$0.31	$0.39
Diluted	$0.05	$0.15	$0.11	$0.31	$0.39
Book value per common share	$10.08	$10.04	$9.75	$10.08	$9.75
Book value per share with preferred converted to common (1)	$10.08	$10.04	$9.68	$10.08	$9.68
Tangible book value per share with preferred converted to common (1)	$10.08	$10.04	$9.68	$10.08	$9.68
Common shares outstanding, at end of period	28,690,279	28,687,779	17,444,730	28,690,279	17,444,730
Common shares outstanding with preferred converted to common, at end of period	28,690,279	28,687,779	22,322,779	28,690,279	22,322,779
Average common shares outstanding
Basic	28,690,034	23,373,262	17,394,730	23,207,969	17,394,411
Diluted	29,114,795	26,009,669	20,192,071	25,890,036	18,353,957

Performance ratios:
Return on average assets (2)	0.24%	0.72%	0.59%	0.50%	0.61%
Return on average equity (2)	1.81%	6.01%	5.39%	4.20%	5.85%
Net interest margin (2) (3)	2.93%	2.91%	3.04%	2.90%	3.00%
Efficiency ratio (1)	59.30%	60.04%	61.44%	60.63%	60.85%
Non-interest expense to average assets (2)	1.81%	1.84%	2.00%	1.84%	1.96%
Pre-tax, pre-provision net revenue per average employee (2)	$219	$217	$221	$210	$222

Asset quality:
Non-performing loans	$21,550	$20,217	$13,796	$21,550	$13,796
Non-performing assets	$21,840	$20,507	$14,086	$21,840	$14,086
Other real estate owned	$290	$290	$290	$290	$290
Non-performing assets to total assets	0.99%	0.93%	0.69%	0.99%	0.69%
Allowance for loan losses to total loans	1.03%	1.02%	1.18%	1.03%	1.18%
Allowance for loan losses to non-performing loans	84.83%	87.59%	137.73%	84.83%	137.73%
Net charge-offs	$4,338	$543	$—	$7,307	$2,510
Net charge-offs to average total loans (2)	0.98%	0.13%	—%	0.57%	0.22%

Capital ratios:
Tangible equity to tangible assets (1)	13.13%	13.06%	10.66%	13.13%	10.66%
Tier 1 leverage ratio	13.23%	13.35%	10.80%	13.23%	10.80%

(1)
These measures are not measures recognized under GAAP and are therefore considered to be non-GAAP financial measures. See “Non-GAAP Financial Measures” for a reconciliation of these measures to their most directly comparable GAAP measures.

(2)	Ratios are annualized.

(3)	Net interest margin is calculated on a fully taxable equivalent basis.

TRISTATE CAPITAL HOLDINGS, INC.
AVERAGES AND YIELDS (UNAUDITED)

	Three Months Ended
	September 30, 2013			June 30, 2013			September 30, 2012
(Dollars in thousands)	Average Balance	Interest Income (1)/ Expense	Average Yield/ Rate	Average Balance	Interest Income (1)/ Expense	Average Yield/ Rate	Average Balance	Interest Income (1)/ Expense	Average Yield/ Rate
Assets
Interest-earning deposits	$135,519	$129	0.38%	$166,108	$163	0.39%	$158,938	$135	0.34%
Federal funds sold	6,900	1	0.06%	9,637	2	0.08%	7,950	2	0.10%
Investment securities available-for-sale	218,513	814	1.48%	206,221	786	1.53%	185,760	831	1.78%
Investment securities held-to-maturity	23,737	192	3.21%	6,700	46	2.75%	—	—	—%
Investment securities trading	6,869	44	2.54%	3,211	16	2.00%	4,328	19	1.75%
Total loans	1,750,101	17,263	3.91%	1,725,440	17,228	4.00%	1,588,933	17,209	4.31%
Total interest-earning assets	2,141,639	18,443	3.42%	2,117,317	18,241	3.46%	1,945,909	18,196	3.72%
Other assets	52,549			48,455			37,800
Total assets	$2,194,188			$2,165,772			$1,983,709

Liabilities and Shareholders' Equity
Interest-bearing deposits:
Interest-bearing checking accounts	$5,348	$1	0.07%	$5,809	$—	—%	$3,553	$1	0.11%
Money market deposit accounts	935,858	899	0.38%	933,167	957	0.41%	698,354	1,049	0.60%
Time deposits (excluding CDARS®)	465,435	1,068	0.91%	489,704	1,238	1.01%	505,942	1,469	1.16%
CDARS® time deposits	359,845	623	0.69%	348,720	682	0.78%	369,075	806	0.87%
Borrowings	20,000	21	0.42%	20,000	22	0.44%	1,631	2	0.49%
Total interest-bearing liabilities	1,786,486	2,612	0.58%	1,797,400	2,899	0.65%	1,578,555	3,327	0.84%
Noninterest-bearing deposits	102,649			79,824			171,277
Other liabilities	14,182			30,061			15,922
Shareholders' equity	290,871			258,487			217,955
Total liabilities and shareholders' equity	$2,194,188			$2,165,772			$1,983,709

Net interest income		$15,831			$15,342			$14,869
Net interest spread			2.84%			2.81%			2.88%
Net interest margin (1)			2.93%			2.91%			3.04%

(1)	Net interest income and net interest margin are calculated on a fully taxable equivalent basis.

TRISTATE CAPITAL HOLDINGS, INC.
AVERAGES AND YIELDS (UNAUDITED)

	Nine Months Ended
	September 30, 2013			September 30, 2012
(Dollars in thousands)	Average Balance	Interest Income (1)/ Expense	Average Yield/ Rate	Average Balance	Interest Income (1)/ Expense	Average Yield/ Rate
Assets
Interest-earning deposits	$159,669	$442	0.37%	$170,447	$399	0.31%
Federal funds sold	9,066	7	0.10%	8,427	7	0.11%
Investment securities available-for-sale	209,523	2,536	1.62%	180,287	2,295	1.70%
Investment securities held-to-maturity	10,233	238	3.11%	—	—	—%
Investment securities trading	4,091	71	2.32%	3,150	42	1.78%
Total loans	1,707,014	50,840	3.98%	1,510,789	49,755	4.40%
Total interest-earning assets	2,099,596	54,134	3.45%	1,873,100	52,498	3.74%
Other assets	48,547			32,256
Total assets	$2,148,143			$1,905,356

Liabilities and Shareholders' Equity
Interest-bearing deposits:
Interest-bearing checking accounts	$5,484	$3	0.07%	$3,910	$2	0.07%
Money market deposit accounts	923,962	2,834	0.41%	648,750	2,944	0.61%
Time deposits (excluding CDARS®)	479,609	3,614	1.01%	466,200	4,626	1.33%
CDARS® time deposits	354,172	2,051	0.77%	383,101	2,788	0.97%
Borrowings	20,000	64	0.43%	548	2	0.49%
Total interest-bearing liabilities	1,783,227	8,566	0.64%	1,502,509	10,362	0.92%
Noninterest-bearing deposits	88,018			189,357
Other liabilities	20,126			14,439
Shareholders' equity	256,772			199,051
Total liabilities and shareholders' equity	$2,148,143			$1,905,356

Net interest income		$45,568			$42,136
Net interest spread			2.81%			2.82%
Net interest margin (1)			2.90%			3.00%

(1)	Net interest income and net interest margin are calculated on a fully taxable equivalent basis.

TRISTATE CAPITAL HOLDINGS, INC.
NON-GAAP FINANCIAL MEASURES

The information set forth above contains certain financial information determined by methods other than in accordance with GAAP. These non-GAAP financial measures are “tangible equity,” “tangible equity to tangible assets,” “common shares outstanding with preferred converted to common,” “book value per share with preferred converted to common,” “tangible book value per share with preferred converted to common,” “total revenue,” “pre-tax, pre-provision net revenue,” and “efficiency ratio.” Although we believe these non-GAAP financial measures provide a greater understanding of our business, these measures are not necessarily comparable to similar measures that may be presented by other companies.

“Tangible equity” is defined as shareholders' equity reduced by intangible assets, including goodwill, if any. We believe this measure is important to management and investors to better understand and assess changes from period to period in shareholders' equity exclusive of changes in intangible assets. Goodwill, an intangible asset that is recorded in a purchase business combination, has the effect of increasing both equity and assets, while not increasing our tangible equity or tangible assets. We had no goodwill recorded on our balance sheet as of September 30, 2013.

“Tangible equity to tangible assets” is defined as the ratio of shareholders' equity reduced by intangible assets, divided by total assets reduced by intangible assets. We believe this measure is important to many investors who are interested in relative changes from period to period in equity and total assets, each exclusive of changes in intangible assets.

“Common shares outstanding with preferred converted to common” is defined as shares of our common stock issued and outstanding, inclusive of our issued and outstanding Series C preferred stock. We believe this measure is important to many investors who are interested in changes from period to period in our shares of common stock issued and outstanding giving effect to the conversion of shares of our Series C preferred stock which were convertible at the option of the holder and were converted to common stock immediately prior to the closing of the initial public offering, which closed on May 14, 2013. Convertible shares of preferred stock had the effect of not impacting shares of common stock issued and outstanding until they were converted, at which point they added to the number of shares of common stock issued and outstanding.

“Book value per share with preferred converted to common” is defined as book value, divided by shares of common stock issued and outstanding with preferred stock converted to common stock. We believe this measure is important to many investors who are interested in changes from period to period in book value per share inclusive of shares of preferred stock that could be converted to shares of common stock. Prior to conversion, convertible shares of preferred stock had the effect of not impacting book value per common share, but reduced our book value per share with preferred converted to common.

“Tangible book value per share with preferred converted to common” is defined as book value, excluding the impact of goodwill, if any, divided by common shares outstanding with preferred converted to common. We believe this measure is important to many investors who are interested in changes from period to period in book value per share exclusive of changes in intangible assets and inclusive of shares of preferred stock that could be converted to shares of common stock. Goodwill is an intangible asset that is recorded in a purchase business combination, and we had no goodwill recorded on our balance sheet as of September 30, 2013. Prior to conversion, convertible shares of preferred stock had the effect of not impacting tangible book value per common share, but reduced our tangible book value per share with preferred converted to common.

“Total revenue” is defined as net interest income and non-interest income, excluding gains and losses on sales of investment securities available-for-sale. We believe adjustments made to our operating revenue allow management and investors to better assess our operating revenue by removing the volatility that is associated with certain other items that are unrelated to our core business.

“Pre-tax, pre-provision net revenue” is defined as net income, without giving effect to loan loss provision and income taxes, and excluding net gain (loss) on sale of investment securities available-for-sale. We believe this measure is important because it allows management and investors to better assess our performance in relation to our core operating revenue, excluding the volatility that is associated with provision for loan losses or other items that are unrelated to our core business.

“Efficiency ratio” is defined as non-interest expense divided by our total revenue. We believe this measure allows management and investors to better assess our operating expenses in relation to our core operating revenue by removing the volatility that is associated with certain one-time items and other discrete items that are unrelated to our core business.

TRISTATE CAPITAL HOLDINGS, INC.
NON-GAAP FINANCIAL MEASURES (UNAUDITED)

	September 30,	June 30,	September 30,
(Dollars in thousands, except share and per share data)	2013	2013	2012
Book value per share with preferred converted to common:
Common shareholders' equity	$289,066	$287,913	$170,079
Preferred stock (convertible)	—	—	46,011
Total common shareholders' equity and preferred stock to Series C	$289,066	$287,913	$216,090
Preferred shares outstanding	—	—	48,780.488
Conversion factor	—	—	100
Preferred shares converted to common shares outstanding	—	—	4,878,049
Common shares outstanding	28,690,279	28,687,779	17,444,730
Common shares with preferred shares converted to common	28,690,279	28,687,779	22,322,779
Book value per share with preferred converted to common	$10.08	$10.04	$9.68

Tangible book value per share with preferred converted to common:
Book value per common share	$10.08	$10.04	$9.75
Less: Effects of intangible assets	—	—	—
Tangible book value	$10.08	$10.04	$9.75
Common shares with preferred shares converted to common	28,690,279	28,687,779	22,322,779
Tangible book value per share with preferred converted to common	$10.08	$10.04	$9.68

Tangible equity to tangible assets:
Total shareholders' equity	289,066	287,913	216,090
Less: Intangible assets	—	—	—
Tangible equity	$289,066	$287,913	$216,090
Total assets	2,200,897	2,203,810	2,027,264
Less: Intangible assets	—	—	—
Tangible assets	$2,200,897	$2,203,810	$2,027,264
Tangible equity to tangible assets	13.13%	13.06%	10.66%

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
(Dollars in thousands)	2013	2013	2012	2013	2012
Pre-tax, pre-provision net revenue:
Net interest income before provision for loan losses	$15,772	$15,284	$14,819	$45,400	$42,065
Total non-interest income	1,118	1,304	1,545	4,210	5,079
Less: Net gain on the sale of investment securities, available-for-sale	—	—	99	784	1,114
Total revenue	16,890	16,588	16,265	48,826	46,030
Less: Total non-interest expense	10,016	9,960	9,994	29,604	28,008
Pre-tax, pre-provision net revenue	$6,874	$6,628	$6,271	$19,222	$18,022

Efficiency ratio:
Total non-interest expense (numerator)	$10,016	$9,960	$9,994	$29,604	$28,008
Total revenue (denominator)	$16,890	$16,588	$16,265	$48,826	$46,030
Efficiency ratio	59.30%	60.04%	61.44%	60.63%	60.85%